Exhibit 10.2

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229

March 29, 2024

Dear David:

As discussed, the Board of Directors (the “Board”) of Turning Point Brands, Inc., together with any successor thereto (“Turning Point” and, together with its applicable employing subsidiaries, the “Company”) wishes to extend your service as Executive Chairman of Turning Point on the general terms, provisions and conditions set forth in this letter agreement (the “Letter”). If you find these terms, provisions and conditions acceptable, please sign this Letter where indicated and return to me as soon as possible.

Term: Your service as Executive Chairman will be for an initial term ending on December 31, 2025 (the “Initial Term”), unless terminated earlier by either party. Your employment period will be automatically renewed each year on January 1st thereafter , unless either you or the Company provides the other with a written notice of non-renewal at least ninety (90) days prior to the applicable expiration date (the Initial Term and any renewal period(s) together, the “Term”).

Compensation: You will not receive an annual base salary for your service as Executive Chairman.  For each calendar year commencing during the Term, in lieu of salary you will receive an equity award consisting of at least 50% time-based restricted stock units and 50% stock options having an aggregate grant date value of $1,000,000 (the “Annual Equity Award”). The Annual Equity Award will vest in quarterly installments during the Term. The Annual Equity Award will be subject to the terms and conditions of the Company’s equity incentive plan and shall be subject to the award agreement(s) attached hereto as Exhibit A.  The Annual Equity Award for each calendar year shall be granted on January 1 or the first business day of that year, subject to any blackout restrictions. The Board or a committee thereof shall determine an appropriate target-level annual bonus or other opportunity for you in connection with its annual compensation-setting process and will consult with you on any applicable performance objectives/parameters. Performance-based or time-based awards granted under the Company’s Long-Term Incentive Plan (“LTIP”) to you and other eligible participants shall remain subject to those respective agreements, irrespective of treatment of the Annual Equity Award as contemplated by this Agreement.

Additional Benefits: You will be entitled to participate in the Company’s long-term equity incentive program as well as medical, dental and 401(k) savings benefit plans offered to the Company’s executives pursuant to the terms and conditions of each such plan in effect from time to time, which may be authorized, amended or discontinued by the Company in its sole discretion. The Company will provide a description of the benefit programs and enrollment forms.

Additional Terms and Conditions

1.   Duties and Responsibilities: As Executive Chair, you will report to the full Board, and will be responsible for carrying out the duties and responsibilities described on Schedule A.  You shall have all of the authority, and perform all of the functions, that are consistent with such position, subject to lawful direction by the Board. You will be subject to, and agree to abide by, such rules, policies and procedures as the Company maintains (including, but not limited to, the Turning Point Brands, Inc. Code of Business Conduct and Ethics (as amended from time to time, the “Code of Conduct and Ethics”)) or may from time to time establish with respect to executives, employees in general, standard operating procedures, business operations, etc.

2.  Indemnification: The Company shall, to the fullest extent to which it is empowered to do so by applicable law, defend, indemnify and hold you harmless from and against all claims, demands, lawsuits, liabilities, losses, damages, penalties, fines, costs and expense (including, but not limited to, reasonable related attorneys’ fees) arising from any actual, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, to which you are or are threatened to be made a party by reason of your services as an officer and/or director of the Company.  Nothing in this Letter shall be deemed to preclude you from receiving any of the benefits or protections, including without limitation representation, available to you following any separation under (a) any officers and directors insurance policy maintained by the Company which provides coverage during your employment by the Company as an officer or director of the Company or (b) the Company’s bylaws, Certificate of Incorporation or under applicable law. Any such benefits and protections shall or shall not be provided solely in accordance with the terms and conditions of any such policies, documents and applicable law.

3.   Amendment; Assignment:  This Letter shall not be amended or modified except by written agreement signed by both parties.  Any successor to the Company shall be obligated to assume and perform the terms of this Letter.

4. Severance Benefits: If the Term and your employment with the Company are terminated by the Company without Cause (as defined in paragraph 4.5), but excluding death or disability, or if your resign with Good Reason, or if the Company chooses not to renew the Term of this Agreement (a “Qualifying Termination”), you shall be entitled to receive the Severance Benefits described below (the “Severance Benefits”), provided that you have executed and delivered a Release and Severance Agreement in the form of Exhibit A attached hereto (as may be modified by the Company and reasonably acceptable to you due to subsequent changes in law), and all applicable revocation periods relating to the release expire, within 55 days following the date of such Separation.

4.1 Severance Benefits Period: A period of 12 months following a termination of your employment with the Company and its subsidiaries by the Company without Cause (other than death or disability) or resignation of your employment with the Company and its subsidiaries by you for Good Reason, other than within one year following a Change of Control. If you resign for Good Reason or are terminated by the Company without Cause (other than death or disability) within one year following a Change of Control, the Severance Benefits Period shall be a period of 24 months following such termination of employment.

4.2 Severance Compensation: Continuation of the cash equivalent of the grant date value of your Annual Equity Award during the Severance Benefits Period described above (“Severance Pay”). In the event of a Qualifying Termination within one year following a Change of Control, your Severance Pay shall instead be equal to two times the grant date value of your Annual Equity Award that would have otherwise been received by you during the 24 months following your Separation. The Severance Pay shall be paid in accordance with the Company’s regular payroll cycle, with the first such payment beginning on the 60th day following the Separation Date (the “Payment Date”). The first such payment will include all accrued amounts during the 60-day period from the Separation Date through the Payment Date.

4.3 Health Benefits Stipend and Access: Upon a Qualifying Termination, the Company will pay a lump sum payment to you in amount equal to the cost of the employer-portion of maintaining COBRA coverage based on rates in effect at the time of termination for you and your eligible dependents for 12 months, payable on the Payment Date.

4.4 Other Additional Benefits: In the event of a Qualifying Termination,  any unvested portion of any Annual Equity Award granted prior to such Qualifying Termination, as well as any other equity-based awards held by you that are unvested as of the date of such Qualifying Termination, will be treated as fully vested and you shall be entitled to any and all ownership interests in said equity awards as if your termination of employment had not occurred.  Your entitlement to actively participate as an employee in the Company’s health and welfare and retirement plans will cease upon your Separation, except as otherwise provided in this Agreement or the written terms of the applicable benefit plans.

As used herein, the term “Good Reason Event” means any of the following without your consent: (i) the Board requesting that you resign from the position of Executive Chairman (regardless of whether or not you remain on the Board) for a reason other than (x) your disability or (y) for Cause, (ii) a material diminution in your duties, position, authorities or responsibilities as Executive Chairman (including you no longer holding the position of Executive Chairman following a Change in Control); provided, that any alleged conflict with your duties, position, authorities or responsibilities and those of the Company’s CEO shall not give rise to Good Reason, (iii) you no longer reporting directly to the full Board, or (iv) the breach in any material respect by the Company of any of its other obligations or agreements set forth in this Agreement so long as, in each case: (x) you provided the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, (y) the Company failed to cure such Good Reason event(s) within 30 days following receipt of such notice to cure such circumstances in all material respects, and (z) following the Company’s failure to cure during the 30 day cure period, you terminate your position as Executive Chair (regardless of whether or not you remain on the Board) no later than 60 days after the expiration of such cure period.

As used herein, the term “Cause” means: (i) your commission of an act of fraud, embezzlement or similar dishonest act against any member of the Company or any customer, client or business associate of any member of the Company; (ii) Your conviction for any felony or crime of dishonesty (as determined by a court of competent jurisdiction, and which is not subject to further appeal); (iii) Any egregious or unwarranted conduct by you that materially discredits any member of the Company or is materially detrimental to the reputation or standing of any member of the Company; or (iv) Willful misconduct that is demonstrably deliberate on your part, or gross negligence.

As used herein, “Change in Control” shall have the meaning set forth in the Company’s 2021 Equity Incentive Plan.

/s/ Brittani Cushman	3/29/2024
Brittani Cushman, General Counsel	Date

I agree to the terms and conditions of the offer set forth above.

/s/ David Glazek	3/29/2024
David Glazek	Date

Exhibit A
Release of Claims

Schedule A

You will be responsible for carrying out all duties and responsibilities associated with your position as Executive Chairman of the Company and will be expected to devote the majority of your working time and attention to the Company.